CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ANGI HOMESERVICES INC.

ANGI Homeservices Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"),

DOES HEREBY CERTIFY:

FIRST: The Board of Directors duly adopted by unanimous written consent setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of ANGI Homeservices Inc. be, and hereby is, amended to restate Article I to read in full as follows:

"The name of the corporation is Angi Inc. (the "Corporation")."

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the DGCL without the necessity of a meeting or vote of stockholders pursuant to Section 242(b)(1) of the DGCL.

THIRD: This Certificate of Amendment shall become effective at 12:01 a.m. (Eastern) on March 17, 2021, in accordance with the provisions of Sections 103 and 242 of the DGCL.

IN WITNESS WHEREOF, ANGI Homeservices Inc. has caused this certificate to be signed in its corporate name by Shannon Shaw, its Chief Legal Officer, this 12th day of March, 2021.

ANGI Homeservices Inc.

DocuSigned by:

By: Shannon Shaw
00D4FDF10404488

Shannon M. Shaw
Chief Legal Officer and Corporate Secretary